Exhibit 5.1

Gray, Plant, Mooty, Mooty & Bennett, P.A.
500 IDS Center
80 South Eighth St.
Minneapolis, MN 55402

August 20, 2012

Flexsteel Industries, Inc.

P.O. Box 877

Dubuque, IA 52004-0877

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Flexsteel Industries, Inc., a Minnesota corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 for the registration of 10,000 shares of common stock of the Company, par value $1.00 (the “Common Stock”).  In rendering the opinion hereinafter expressed, we have examined such records and documents of the Company and such other documents and records and made such factual investigation as we deemed necessary and appropriate for the purposes of this opinion.  From such examination we are of the opinion that when the shares of Common Stock, up to a maximum of 10,000 shares, are issued and paid for, such shares will be duly and validly authorized and issued and fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to such Registration Statement and to the reference to our name therein.

Very truly yours,

/s/ Gray, Plant, Mooty, Mooty & Bennett, P.A.